Exhibit 10.3

GOLDMAN, SACHS & CO. | 85 BROAD STREET | NEW YORK, NEW YORK 10004 |TEL: (212) 902-1000

Opening Transaction

To:	priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854

A/C:	028515567

From:	Goldman, Sachs & Co.

Re:	Issuer Capped Share Call Option Transaction (7-Year)

Ref. No:	SDB1622458116

Date:	September 21, 2006

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Goldman, Sachs & Co. (“Dealer”) and priceline.com Incorporated (“Counterparty”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.     This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method, New York law (without regard to the conflicts of law principles) as the governing law and US Dollars (“USD”) as the Termination Currency, (ii) the election that subparagraph (ii) of Section 2(c) will not apply to Transactions and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) will apply to Counterparty with a “Threshold Amount” of USD 50 million).  The parties hereby agree that no Transactions other than the Transaction to which this Confirmation relates and the other transaction between the parties with the same trade date regarding options on Shares expiring in 2011 (the “Other Transaction”) shall be governed by the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and the Definitions or the Agreement, as the case may be, this Confirmation shall govern.

2.     This Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	September 21, 2006

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Options and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Option Style:	European

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	Common Stock (par value $0.008 per Share) of Counterparty (Ticker: “PCLN”)

Number of Options:	For each Component, as provided in Annex A to this Confirmation.

Option Entitlement:	One Share per Option

Strike Price 1:	40.38

Strike Price 2:	50.47

Premium:	USD 11,581,500

Premium Payment Date:	September 27, 2006

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that, notwithstanding anything to the contrary in the Equity Definitions, if that date is a Disrupted Day, the Calculation Agent may determine that the Expiration Date for such Component is a Disrupted Day in whole or in part, in which case the Calculation Agent shall, in its discretion, determine the number of Options for which such day shall be the Expiration Date and (i) allocate the remaining Options for such Expiration Date to one or more of the remaining Expiration Dates, (ii) designate the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder as the Expiration Date for such remaining Options, or (iii) a combination thereof; provided further that if the Expiration Date for a Component (including any portion of a Component whose Expiration Date was postponed as a result of clause (ii) or (iii) above) has not occurred as of the Final Disruption Date, (a) the Final Disruption Date shall be deemed to be the Expiration Date and Valuation Date for each such Component, and (b) the Calculation Agent shall determine the VWAP Price on the basis of its good faith estimate of the trading value for the relevant Shares. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Final Disruption Date:	October 30, 2013

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof.

Automatic Exercise:

Applicable; and means that the Number of Options for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date if at such time such Options are In-the-Money, as determined by the Calculation Agent, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date. “In-the-Money” means that the VWAP Price is greater than Strike Price 1.

Seller’s Telephone Number
and Telex and/or Facsimile Number
and Contact Details for purpose of
Giving Notice:	To be provided by Dealer.

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method:	Net Share Settlement

Settlement Date:

For all Components, the Settlement Date shall be the third Scheduled Trading Day after the final Expiration Date (or, in respect of all or part of its obligation to deliver the Number of Shares to be Delivered, such other earlier date or dates (or, if Section 14 below is applicable, such later dates) as the Dealer shall determine in its sole discretion).

Net Share Settlement:	On the Settlement Date, Dealer shall deliver to Counterparty a number of Shares equal to the sum of the Number of Shares to be Delivered for all Components to the account specified by

Counterparty and cash in lieu of any fractional shares for any Component valued at the VWAP Price on the Expiration Date for such Component.

Number of Shares to be Delivered:	In respect of any Exercise Date for any Component, subject to the last sentence of Section 9.5 of the Equity Definitions:

(i) if the VWAP Price for such Component exceeds Strike Price 1 but is less than Strike Price 2, a number of Shares equal to (i) the product of (A) the excess of such VWAP Price over Strike Price 1, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price;

(ii) if the VWAP Price for such Component equals or exceeds Strike Price 2, a number of Shares equal to (i) the product of (A) the excess of Strike Price 2 over Strike Price 1, (B) the Number of Options for such Component and (C) the Option Entitlement, divided by (ii) such VWAP Price; or

(iii) if the VWAP Price for such Component is less than or equal to Strike Price 1, a number of Shares equal to zero.

VWAP Price:

For any Expiration Date, as determined by the Calculation Agent based on the NASDAQ Volume Weighted Average Price per share of the Shares for the regular trading session (including any extensions thereof) of the Exchange on such Expiration Date (without regard to pre-open or after hours trading outside of such regular trading session) as published by Bloomberg at or around 4:15 p.m. New York time on such date, on Bloomberg page “PCLN.Q <Equity> AQR_SEC” (or any successor thereto).

Other Applicable Provisions:

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Net Share Settlement”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Shares.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

New Shares:

In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in subsection (i) shall be deleted in its entirety and replaced with: “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment (Agreed Model) on that portion of the Other Consideration that consists of cash; Calculation Agent Adjustment on the remainder of the Other Consideration.

(c)	Share-for-Combined:	Component Adjustment

Stock Loan Rate:		USD-LIBOR-BBA

Tender Offer:

Applicable; provided that (a) Section 12.1(d) of the Equity Definitions is hereby amended by adding “, or of the outstanding Shares,” before “of the Issuer” in the fourth line thereof and (b) Sections 12.1(e) and 12.1(l)(ii) of the Equity Definitions are hereby amended by adding “or Shares, as applicable,” after “voting shares”.

Consequences of Tender Offers:

(a)	Share-for-Share:	Calculation Agent Adjustment

(b)	Share-for-Other:	Cancellation and Payment (Agreed Model) on that portion of the Other Consideration that consists of cash; Calculation Agent Adjustment on the remainder of the Other Consideration.

(c)	Share-for-Combined:	Component Adjustment

Stock Loan Rate:		USD-LIBOR-BBA

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Agreed Model); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Stock Loan Rate:		USD-LIBOR-BBA

Additional Disruption Events:

(a)	Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding “other than increased cost due to Securities Act registration requirements relating to sales by Dealer of the Shares acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction” after the parenthetical in the last line thereof.

(b)	Failure to Deliver:	Applicable

(c)	Insolvency Filing:	Applicable

(d)	Hedging Disruption:	Applicable

	Hedging Party:	Dealer

Determining Party:		Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgements

Regarding Hedging Activities:	Applicable

Additional Acknowledgements:	Applicable

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment and Delivery Instructions:	To be provided by Counterparty.

3.     Calculation Agent:  Dealer

4.     Offices:

(a)           The Office of Dealer for this Transaction is: One New York Plaza, New York, New York 10004.

(b)                                 The Office of Counterparty for this Transaction is: 800 Connecticut Avenue, Norwalk, Connecticut 06854.

5.     Notices:  For purposes of this Confirmation:

(a)           Address for notices or communications to Counterparty:

To:	priceline.com Incorporated
800 Connecticut Avenue
Norwalk, Connecticut 06854
Attn:	Robert J. Mylod, Jr.
Chief Financial Officer
Telephone:	(203) 299-8301
Facsimile:	(203) 299-8975

With a copy to:

Attn:	Peter J. Millones
General Counsel
Facsimile:	(203) 299-8915

(b)           Address for notices or communications to Dealer:

To:	Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
Attn:	Equity Operations: Options and Derivatives
Telephone:	(212) 902-1981
Facsimile:	(212) 428-1980/1983

With a copy to:

Attn:	Vijay Culas
Equity Capital Markets
Telephone:	(212) 357-0428
Facsimile:	(212) 902-3000

6.     Representations, Warranties and Agreements:

(a)           In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i)           On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii)          Counterparty intends that this Transaction qualifies as an equity instrument for it for purposes of EITF Issue No. 00-19.  Notwithstanding the foregoing and without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133, 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)         Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.  Any repurchases of Shares pursuant to the Transaction are pursuant to a Share repurchase program publicly announced on or before the Trade Date.

(iv)         Counterparty has not received notice that it is the subject of a tender offer made under Section 14(d)(1) of the Exchange Act.

(v)          Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Exchange Act.

(vi)         Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii)        On the Trade Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(viii)       The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of the Trade Date between Counterparty and Dealer as representative of the several purchasers party thereto (the “Purchase Agreement”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix)         (A) On the Trade Date and during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date or the Settlement Period, as the case may be.

(x)          On the Trade Date and during the Settlement Period, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(xi)         Without the consent of Dealer, Counterparty agrees (i) during the Designated Period, not to purchase or agree to purchase Shares if such purchase would cause its outstanding Shares to be below 36.35 million and (ii) during the Designated Period, not to purchase or agree to purchase Shares if such purchase along with all other purchases during the Designated Period would exceed 3.85 million in the aggregate. The Share numbers in this provision shall be subject to adjustment as the Calculation Agent determines appropriate to account for any Potential Adjustment Event or Extraordinary Event. “Designated Period” means the period from and including the Trade Date to and including the date that is the 30th Prospectus Useable Day (or such longer number agreed by the parties) occurring after the 60th day following the Trade Date.  An Exchange Business Day is a Prospectus Useable Day unless on such day Dealer determines in its good faith discretion that the Registration Statement and Prospectus referred to in the Underwriting Agreement dated September 5, 2006 between, among others, Dealer, as representative of the several underwriters, and Counterparty (the “Underwriting Agreement”), is not or may not be available for use in compliance with applicable law.

(b)      Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c)      Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof.  Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d)      Each of Dealer and Counterparty agrees and acknowledges (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e)      Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

(f)       Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(g)      In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Dealer represents and warrants to and for the benefit of, and agrees with, Counterparty that on the Trade Date and during the period ending on the 60th day after the Trade Date, all Shares purchased by Dealer under the Underwriting Agreement, but not resold as of the Trade Date will reside in an investment account, and Dealer will not, and will not attempt to, directly or indirectly, sell, offer to sell, solicit offers to buy or otherwise distribute any such Shares during such period.

7.        Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof).  In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject, under Section 16 of the Exchange Act, relating to or arising out of such failure.  If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability.  In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty.  This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.  The “Notice Percentage” as of any day is the fraction (A) the numerator of which is the aggregate of the products of the outstanding Number of Options and the Option Entitlement under this Transaction and the Other Transaction and (B) the denominator of which is the number of Shares outstanding on such day.

8.        Transfer or Assignment.  Neither party may transfer any of its rights or obligations under this Transaction without the prior written consent of the non-transferring party; provided that Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under this Transaction, in whole or in part, to an affiliate of Dealer that is guaranteed by The Goldman Sachs Group, Inc. without the consent of Counterparty; provided further that if the Equity Percentage exceeds 7%, Dealer may immediately, in its sole discretion, transfer or assign a number of Options sufficient to reduce the Equity Percentage to 6.5% to any third party with (or with a guarantor that has) a rating for its long-term, unsecured and unsubordinated indebtedness by Standard & Poor’s Ratings Services or its successor (“S&P”) that is not lower than the rating by S&P for the long-term, unsecured and unsubordinated indebtedness of The Goldman Sachs Group, Inc. (“GS Debt”), or by Moody’s Investors Service, Inc. (“Moody’s”) that is not lower than the rating by Moody’s for GS Debt or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer.  If, in the discretion of Dealer, Dealer is unable to effect such transfer or assignment after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, allocated to Components as Dealer determines in its discretion, such that the Equity Percentage following such partial termination will be equal to or less than 7%.  In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion, (ii) Counterparty shall be the Affected Party with respect to such partial termination and (iii) such portion of this Transaction shall be the only Terminated Transaction.  The “Equity Percentage” as of any day is the fraction (A) the numerator of which is the number of Shares that Dealer or any of its affiliates that are subject to aggregation with Dealer beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

9.        Beneficial Ownership.  Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares if, upon such receipt of such Shares, the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Dealer or any of its affiliates that are subject to aggregation with Dealer (collectively, “Dealer Group”) would be equal to or greater than 9.5% or more of the outstanding Shares.  If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in Dealer Group directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares.

10.      Extension of Settlement.   Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Options for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be compliance with applicable legal and regulatory requirements.

11.      Intentionally Omitted.

12.      Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

13.      Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If, subject to Section 14 below, Dealer shall owe Counterparty any amount pursuant to Section 12.2 of the Equity Definitions and “Consequences of Merger Events” above, or Sections 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions (except in the event of a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, that resulted from an event or events within Counterparty’s control) (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or other date of termination, as applicable (“Notice of Share Termination”).  Within a commercially reasonable period of time following receipt of a Notice of Share Termination, Dealer shall deliver to Counterparty a number of Share Termination Delivery Units having a cash value equal to the amount of such Payment Obligation (such number of Share Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Share Termination Delivery Units that could be purchased over a commercially reasonable period of time with the cash equivalent of such payment obligation) (the “Share Termination Alternative”).

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physical Settlement” shall be read as references to “Share Termination Alternative” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

14.   Net Share Settlement on Early Termination and Certain Extraordinary Events.

(a)      Notwithstanding Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder, (A) an Early Termination Date with respect to any Event of Default or any Termination Event, (B) a Merger Date with respect to any Merger Event or Tender Offer Date with respect to a Tender Offer, (C) a Closing Date with respect to an event described in Section 12.6 of the Equity Definitions, or (D) date as of which the Transaction is, or is deemed to have been, terminated or cancelled as a result of an applicable Additional Disruption Event (any such date, the “Relevant Date”) shall occur, then in lieu of calculating any payments hereunder pursuant to Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, as applicable, the Calculation Agent, in its sole discretion, shall determine the amount payable by Dealer to Counterparty on the following basis:

(i)       such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable to the Number of Options in each of the Components for which an Expiration Date has not occurred (the “Unexpired Number”);

(ii)      Dealer shall deliver to the Counterparty the Net Share Settlement Amount on the Settlement Date with respect to such Relevant Date; and

(iii)     “Net Share Settlement Amount” shall mean a number of Shares equal to (A) the Number of Shares to be Delivered (as defined below) minus (B) the product of (x) the additional Shares per Option (the “Additional Shares”) determined by reference to the table attached as Annex B hereto based on the date on which such Relevant Date occurs and the VWAP Price on such date, (y) the Unexpired Number, and (z) the Option Entitlement.

(b)      Solely for purposes of this Section 14, in respect of any Exercise Date deemed to occur pursuant to paragraph (a) of this Section 14, subject to the last sentence of Section 9.5 of the Equity Definitions, “Number of Shares to be Delivered” shall mean, the product of (i) the Unexpired Number, (ii) the Option Entitlement and (iii) (A) the excess of the lower of (x) Strike Price 2 and (y) the VWAP Price on the Valuation Date occurring on such Exercise Date over Strike Price 1 divided by (B) such VWAP Price.  Notwithstanding anything to the contrary in the Equity Definitions, if there is a Market Disruption Event on any Valuation Date, then the Calculation Agent shall determine the VWAP Price for such Valuation Date on the basis of its good faith estimate, determined in a commercially reasonable manner, of the market value for the relevant Shares on such Valuation Date.

(c)      With respect to the determination of Additional Shares, if the actual VWAP Price is between two VWAP Price amounts in the table or the Relevant Date is between two Relevant Dates in the table, the Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the next higher and next lower VWAP Price amounts and the two nearest Relevant Dates, as applicable, based on a 365-day year.

(d)      With respect to any adjustment to the terms of the Transaction, the Calculation Agent, in its reasonable discretion, shall correspondingly adjust the Additional Shares and/or the VWAP Prices (each as set forth in the table in Annex B hereto) as of any date of such adjustments. For the avoidance of doubt, any adjustment made to the Additional Shares and/or the VWAP Prices (each as set forth in the table in Annex B hereto) shall be consistent with (i) the adjustments made pursuant to the provisions of this Section 14 if such adjustments were the result of an event which was outside of Counterparty’s control, and (ii) the adjustments made pursuant to the applicable provisions of this Confirmation if such adjustments were the result of an event which was within Counterparty’s control.

15.   Set-Off.  The parties agree to amend Section 6 of the Agreement by adding a new Section 6(f) thereto as follows:

“(f)  Upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of

X under an Equity Contract owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation).  Y will give notice to the other party of any set-off effected under this Section 6(f).

“Equity Contract” shall mean for purposes of this Section 6(f) any Transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules.

Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.

Nothing in this Section 6(f) shall be effective to create a charge or other security interest.  This Section 6(f) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).”

16.   Amendments to Equity Definitions.

(a)    The following amendments shall be made to the Equity Definitions and to the Agreement:

(i)  The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’; and

(ii)   Sections 11.2(a) and (e)(vii) of the Equity Definitions are hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”.

(b)  Solely for purposes of applying the Equity Definitions and for purposes of this Confirmation, any reference to a Strike Price shall be deemed to be a reference to any of the Strike Price 1 or the  Strike Price 2, or both, as appropriate.

17.   Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

18.   Special Provisions for Counterparty Payments.  The parties hereby agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction after Counterparty has paid the Premium to Dealer and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement (calculated as if the Transactions being terminated on such Early Termination Date were the sole Transactions under the Agreement), such amount shall be deemed to be zero.

19.   Unwind.  In the event the sale of the $150,000,000 0.50% Convertible Senior Notes due September 30, 2011 and the $150,000,000 0.75% Convertible Senior Notes due September 30, 2013 are not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on September 27, 2006 (or such later date as agreed upon by the parties) (such date or such later date as agreed upon being the “Accelerated Unwind Date”), this Transaction shall automatically terminate (the “Accelerated Unwind”) on the Accelerated Unwind Date and (i) this Transaction and all of the respective rights and obligations of Dealer and Counterparty under this Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with this Transaction either prior to or after the Accelerated Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Accelerated Unwind, all obligations with respect to this Transaction shall be deemed fully and finally discharged.

20.  Arbitration.

(a)      All parties to this Confirmation are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(b)      Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(c)      The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(d)      The arbitrators do not have to explain the reason(s) for their award.

(e)      The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry, unless Counterparty is a member of the organization sponsoring the arbitration facility, in which case all arbitrators may be affiliated with the securities industry.

(f)       The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

(g)      The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Confirmation.

(h)      Counterparty agrees that any and all controversies that may arise between Counterparty and Dealer, including, but not limited to, those arising out of or relating to the Agreement or the Transaction hereunder, shall be determined by arbitration conducted before The New York Stock Exchange, Inc. (“NYSE”) or NASD Dispute Resolution (“NASD-DR”), or, if the NYSE and NASD-DR decline to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

(i)       No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Counterparty is excluded from the class by the court.

(j)       Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Confirmation except to the extent stated herein.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to this Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Equity Derivatives Documentation Department, Facsimile No. 212-428-1980/83.

Yours faithfully,

GOLDMAN, SACHS & CO.

/s/ David Goldenberg
Authorized Signatory

Agreed and Accepted By:

PRICELINE.COM INCORPORATED

By:	/s/ Robert J. Mylod, Jr.
Name: Robert Mylod, Jr.
Title: Chief Financial Officer

ANNEX A

Component	Number of Options	Expiration Date (7-Year)
1	130,015	23-Sep-13
2	130,015	24-Sep-13
3	130,015	25-Sep-13
4	130,015	26-Sep-13
5	130,015	27-Sep-13
6	130,015	30-Sep-13
7	130,015	1-Oct-13
8	130,015	2-Oct-13
9	130,015	3-Oct-13
10	130,015	4-Oct-13
11	130,015	7-Oct-13
12	130,015	8-Oct-13
13	130,015	9-Oct-13
14	130,015	10-Oct-13
15	130,015	11-Oct-13
16	130,015	14-Oct-13
17	130,015	15-Oct-13
18	130,015	16-Oct-13
19	130,015	17-Oct-13
20	130,015	18-Oct-13

ANNEX B

	VWAP Price

	<$25.0	$25.0	$30.0	$35.0	$40.0	$45.0	$50.0	$55.0	$60.0

09/26/06	0.000000	-0.085498	-0.085784	-0.084541	-0.082454	0.022744	0.115215	0.109070	0.096561
03/26/07	0.000000	-0.080741	-0.082133	-0.081798	-0.080441	0.024171	0.116174	0.109654	0.096844
09/26/07	0.000000	-0.078798	-0.083422	-0.085315	-0.085424	0.025448	0.116954	0.110037	0.096911
03/26/08	0.000000	-0.077842	-0.083718	-0.086550	-0.087327	0.026604	0.117583	0.110247	0.096789
09/26/08	0.000000	-0.067480	-0.074824	-0.079170	-0.081344	0.027542	0.117952	0.110166	0.096353
03/26/09	0.000000	-0.065926	-0.074709	-0.080227	-0.083284	0.024828	0.114907	0.106912	0.092981
09/26/09	0.000000	-0.063630	-0.074083	-0.081019	-0.085172	0.021956	0.111607	0.103336	0.089246
03/26/10	0.000000	-0.060473	-0.072794	-0.081405	-0.086894	0.019016	0.108120	0.099495	0.085196
09/26/10	0.000000	-0.056080	-0.070541	-0.081220	-0.088422	0.015902	0.104274	0.095169	0.080586
03/26/11	0.000000	-0.050234	-0.067013	-0.080189	-0.089568	0.012710	0.100102	0.090356	0.075395
09/27/11	0.000000	-0.042194	-0.061417	-0.077757	-0.090118	0.009306	0.095278	0.084605	0.069112
03/26/12	0.000000	-0.031702	-0.052911	-0.073078	-0.089542	0.005833	0.089693	0.077666	0.061433
09/26/12	0.000000	-0.017999	-0.039156	-0.063774	-0.086547	0.002168	0.082349	0.068057	0.050739
03/26/13	0.000000	-0.003869	-0.017369	-0.043749	-0.076748	-0.001452	0.070662	0.052003	0.033408
09/23/13	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000

	VWAP Price

	$65.0	$70.0	$75.0	$80.0	$85.0	$90.0	$95.0	$100.0	$105.0

09/26/06	0.086331	0.077848	0.070727	0.064686	0.059511	0.055040	0.051147	0.047733	0.044720
03/26/07	0.086372	0.077695	0.070418	0.064250	0.058974	0.054421	0.050462	0.046996	0.043942
09/26/07	0.086188	0.077310	0.069874	0.063580	0.058203	0.053572	0.049552	0.046039	0.042949
03/26/08	0.085802	0.076717	0.069117	0.062696	0.057221	0.052514	0.048437	0.044881	0.041761
09/26/08	0.085090	0.075790	0.068026	0.061479	0.055910	0.051134	0.047008	0.043420	0.040280
03/26/09	0.081667	0.072365	0.064634	0.058145	0.052651	0.047962	0.043929	0.040439	0.037398
09/26/09	0.077858	0.068545	0.060848	0.054426	0.049020	0.044433	0.040512	0.037138	0.034215
03/26/10	0.073708	0.064375	0.056715	0.050369	0.045068	0.040603	0.036815	0.033578	0.030795
09/26/10	0.068962	0.059599	0.051985	0.045739	0.040572	0.036264	0.032645	0.029584	0.026977
03/26/11	0.063592	0.054194	0.046648	0.040538	0.035551	0.031451	0.028053	0.025217	0.022834
09/27/11	0.057071	0.047650	0.040226	0.034333	0.029622	0.025827	0.022748	0.020230	0.018154
03/26/12	0.049115	0.039737	0.032566	0.027054	0.022791	0.019469	0.016861	0.014796	0.013146
09/26/12	0.038192	0.029146	0.022634	0.017937	0.014535	0.012053	0.010225	0.008862	0.007833
03/26/13	0.021587	0.014286	0.009856	0.007185	0.005568	0.004573	0.003940	0.003521	0.003228
09/23/13	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000

	VWAP Price

	$110.0	$115.0	$120.0	$125.0	$130.0	$140.0	$150.0	$200.0	$250 or more

09/26/06	0.042045	0.039656	0.037514	0.035583	0.033835	0.030797	0.028252	0.019990	0.015503
03/26/07	0.041235	0.038822	0.036661	0.034717	0.032959	0.029913	0.027369	0.019179	0.014790
09/26/07	0.040215	0.037784	0.035611	0.033659	0.031899	0.028856	0.026325	0.018255	0.013992
03/26/08	0.039008	0.036564	0.034385	0.032432	0.030676	0.027649	0.025143	0.017237	0.013132
09/26/08	0.037516	0.035071	0.032896	0.030954	0.029211	0.026220	0.023757	0.016087	0.012180
03/26/09	0.034734	0.032386	0.030307	0.028457	0.026804	0.023982	0.021673	0.014587	0.011038
09/26/09	0.031668	0.029437	0.027471	0.025730	0.024182	0.021557	0.019427	0.013002	0.009845
03/26/10	0.028387	0.026291	0.024457	0.022843	0.021416	0.019017	0.017090	0.011391	0.008646
09/26/10	0.024743	0.022816	0.021144	0.019685	0.018405	0.016277	0.014589	0.009714	0.007412
03/26/11	0.020817	0.019099	0.017625	0.016353	0.015249	0.013438	0.012024	0.008046	0.006194
09/27/11	0.016431	0.014990	0.013774	0.012741	0.011857	0.010433	0.009344	0.006354	0.004954
03/26/12	0.011816	0.010732	0.009840	0.009098	0.008475	0.007492	0.006756	0.004741	0.003749
09/26/12	0.007043	0.006425	0.005934	0.005536	0.005207	0.004692	0.004304	0.003154	0.002519
03/26/13	0.003010	0.002839	0.002698	0.002577	0.002471	0.002288	0.002133	0.001599	0.001279
09/23/13	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000	0.000000